CHANGE IN CONTROL AGREEMENT

    THIS CHANGE IN CONTROL AGREEMENT, dated this 8th day of March, 2021, to be effective as of March 1, 2021 (the “Effective Date”), is made by and between Tractor Supply Company, a Delaware corporation (the “Company”), and Harry A. Lawton III (the “Executive”).

    WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

    WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

    WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain members of the Company's senior management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.    Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2.    Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue in effect through February 28, 2023 (the “Term”); provided, however, that if a Change in Control occurs during the Term, the Term shall expire no earlier than the second anniversary of the date on which such Change in Control occurs.

3.    Company's Covenants. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. No Severance Payments or other benefits shall be payable or provided under this Agreement unless there shall have been (or, under the terms of the last sentence of the paragraph following Section 6(a)(vi) hereof, there shall be deemed to have been) a termination of the Executive's employment with the Company on or following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4.    The Executive's Covenants.

(a)    Employment. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the date of such Change in Control, (ii) the Date of Termination by the Executive of the Executive's employment for Good Reason or by reason of death, Disability or Retirement, or (iii) the termination by the Company of the Executive's employment for any reason.

    (b)    Noncompetition, etc. The Executive agrees that the Executive will not, during Executive’s employment and for a period of twenty-four (24) months from the Date of Termination of the Executive’s employment by the Company following a Change in Control, (i) in any manner, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent or, enter into employment of, act as a consultant to, or perform any services for any retailer principally in the farm and ranch, pet or animal products and services sectors, (ii) directly or indirectly solicit or hire, or encourage the solicitation or hiring of, any person who was an employee of the Company at any time on or after such Date of Termination (unless more than six months shall have elapsed between the last day of such person's employment by the Company and the first date of such solicitation or hiring), or (iii) disparage the name, business reputation or business practices of the Company or any of its officers or directors, or interfere with the Company's existing or prospective business relationships. The Executive also agrees that the Executive will not, during Executive’s employment and following the Date of Termination of Executive’s employment, without the written consent of the Company, disclose to any person, other than as required by law or court order, any confidential information or trade secrets obtained by the Executive while in the employ of the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any specific information or type of information generally not considered confidential by persons engaged in the same business as the Company. The Executive acknowledges that these restrictions are reasonable and necessary to protect the Company's legitimate interests, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of these restrictions will result in irreparable harm to the Company. The Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Executive further agrees to make any person or entity with whom Executive becomes employed or affiliated with during the twenty-four (24) month period from the Date of Termination of the Executive’s employment by the Company following a Change in Control aware of the provisions of this Section 4(b) upon commencing employment or affiliation with such person or entity.

    (c)     Return of Confidential Information. Upon termination of Executive’s employment with the Company or at any other time upon the Company’s request, Executive shall promptly return to the Company all originals and all copies (including photocopies and facsimiles and copies on computers or other means of electronic storage) of all materials relating in any way to confidential information or the business of the Company or any affiliates of the Company, whether made or compiled by Executive or furnished to Executive by virtue of his or her employment with the Company and will so represent to the Company. Upon Executive’s termination of employment with the Company, Executive shall also return to the Company all Company property in his or her possession.

5.    Compensation Other Than Severance Payments.

    (a)    If the Executive's employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall continue to pay the Executive's full salary to the Executive through the Date of Termination (the “Accrued Salary”) at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under and in accordance with the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason. Any Accrued Salary shall be paid to the Executive within thirty (30) days of the Date of Termination, with the payment date determined by the Company in its sole discretion.

    (b)    If the Executive's employment shall terminate for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive's normal post-termination compensation and benefits, if any; provided, however, that, the severance benefits provided in Section 6 hereof shall be exclusive and the Executive shall not be entitled to participate in, or receive severance benefits under, any other severance plan or program that may be adopted by the Company or any other employment agreement. Any post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

6.    Severance Payments.

    (a)    Severance Payments. If the Executive's employment is terminated following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death, Disability or Retirement, or (C) by the Executive without

Good Reason, then the Company shall pay the Executive the following amounts, and provide the Executive the following benefits (collectively, the “Severance Payments”), in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof:

        (i)    In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive (including pursuant to the Employment Agreement between the Executive and the Company dated December 4, 2019), the Company shall pay to the Executive a severance payment, in cash, equal to 2.0 times the sum of (x) the Executive's base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (y) the average of Executive's annual bonus(es) or award(s) for the three (3) fiscal years (or such shorter number of full fiscal years during which Executive was employed by the Company or its successor) pursuant to any cash bonus plan maintained by the Company in respect of the fiscal years preceding the Date of Termination or, if higher, in respect of the fiscal years preceding the Change in Control (or if Executive shall not have been employed for a full fiscal year as of the Date of Termination, the amount of the applicable annual bonus in effect for the Executive as of the Date of Termination, or if greater, the date of the Change in Control, that would have been earned if results for that portion of the fiscal year in which the Date of Termination or Change of Control, as applicable, occurs were annualized). Such payments shall commence on the first Company payroll period occurring after the thirtieth (30th) day following Executive’s Date of Termination (the “Severance Delay Period”) and be payable over the twenty-four (24) months following the Date of Termination, where the initial payment will include any payments that would have been made during the Severance Delay Period.

        (ii)    In lieu of the Company’s payment for any benefits continuation following Termination, the Company shall pay to Executive a lump sum payment, in cash, equal to the estimated cost of procuring for the Executive and his dependents: life, disability, accident and health insurance benefits for a period of two years following the Date of Termination, with such payment to be paid on the first Company payroll period occurring after the thirtieth (30th) day following the Executive’s Date of Termination. The Executive will continue to be eligible to elect any statutory continuation rights or any portability rights the Executive may have, in accordance with the applicable requirements of such rights, at the sole cost of the Executive, and the duration of any continuation rights shall not be extended by this Agreement. For purposes of this subparagraph (ii), the Company may modify or discontinue the payment contemplated by this Agreement to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the

Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

        (iii)    Notwithstanding any provision of any stock option plan, stock incentive plan, restricted stock plan or similar plan or agreement to the contrary, as of the Date of Termination, (x) the Executive shall be fully vested in all outstanding options to acquire stock of the Company (or the options of any parent, surviving, or acquiring company then held by the Executive) and all then outstanding restricted shares of stock of the Company and other equity-based awards (including restricted stock units of the Company and, except as otherwise provided in the applicable award agreement, any awards subject to performance-vesting conditions shall be settled assuming the “target” level of performance shall have been achieved) (or, in each case, such parent, surviving or acquiring company) held by the Executive, and (y) subject to any limitation on exercise in any such plan or agreement that may not be amended without stockholder approval, all options referred to in clause (x) above shall be immediately exercisable and shall remain exercisable until the earlier of (1) the second anniversary of the Date of Termination, or (2) the otherwise applicable expiration date of the term of such option. For the avoidance of doubt, settlement of any restricted stock units (including performance units), the vesting of which is accelerated pursuant to this Agreement, shall occur upon vesting pursuant to this Section 6(a)(iii), subject to any previous legally binding deferral election regarding such units.

    (iv)    To the extent that the full vesting of any stock option, share of restricted stock or other equity-based award, or the full exercisability of any stock option or other equity-based award, provided for in Section 6(a)(iii) should violate any law, rule or regulation of any governmental authority or self-regulatory organization applicable to the Company, or to the extent otherwise determined by the Company in its sole discretion, the Company may, in lieu of providing any vesting or exercisability rights pursuant to Section 6(a)(iii), (x) cancel any or all of the Executive’s outstanding options in exchange for a lump sum payment, in cash, equal to the excess of the fair market value of the shares of stock underlying such options (whether or not vested or exercisable) on the Date of Termination (as reasonably determined by the Board in good faith) over the aggregate exercise price provided for in such stock options, and (y) repurchase any shares of restricted stock or other equity-based awards (including restricted stock units of the Company) at their fair market value (as determined by the Board without regard to the restrictions on such shares of stock). For the avoidance of doubt, settlement of any restricted stock units (including performance units), the vesting of which is accelerated pursuant to this Agreement, shall occur pursuant to this Section 6(a)(iv), subject to any previous legally binding deferral election regarding such units.

        (v)    The Company shall pay to the Executive a lump sum amount, in cash, equal to the average of the actual annual bonus(es) or award(s) received by the Executive pursuant to any cash bonus plan maintained by the Company in respect of the three (3) most recent fiscal years which occurred immediately prior to the Date of Termination (or such shorter number of full fiscal years during which Executive was employed by the Company or its successor) (or if Executive shall not have been employed for a full fiscal year as of the Date of Termination, the amount of the applicable bonus in effect for the Executive as of the Date of Termination, or if greater, the date of the Change in Control that would have been earned if results for that portion of the fiscal year in which the Date of Termination or Change of Control, as applicable, occurs were annualized), multiplied by a fraction, the numerator of which is the number of days in the current fiscal year through and including the Date of Termination, and the denominator of which is 365.

        (vi)    The lump sum payments provided for in Section 6(a)(iv) and 6(a)(v) shall be made, if at all, within thirty (30) days of the Date of Termination, with the payment date determined by the Company in its sole discretion.

        (vii)    The Company shall provide the Executive with outplacement services suitable to the Executive's position not to exceed $40,000 in amount and in no event shall such amount be paid to Executive.

    For purposes of this Agreement, the Executive's employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if within six (6) months prior to a Change in Control where the Change in Control was under consideration at the time of the following applicable termination event (x) the Executive's employment is terminated by the Company without Cause, or (y) the Executive terminates his employment for Good Reason within six (6) months of the occurrence of the event which constitutes Good Reason, or if shorter, the end of the Term.

Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the Severance Payments and/or other benefits to be made to the Executive pursuant to this Section 6(a) shall be made in reliance upon Treasury Regulations promulgated under Section 409A of the Code, including Section 1.409A-1(b)(9) of the Treasury Regulations (including any exceptions from the application of Section 409A thereunder) and Section 1.409A-1(b)(4) of the Treasury Regulations. For this purpose, each Severance Payment shall be considered a separate and distinct payment for purposes of Section 409A of the Code. However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (a) no amount shall be payable pursuant to this Section 6(a) unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations and (b) if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the Severance Payments to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s Severance Payments shall not be provided to Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in Section 1.409A-1(h) of the Treasury Regulations) or (y) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this paragraph shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Treasury Regulations and any successor provision thereto).

(b)    Certain Reductions in Payment

    (i)     Notwithstanding anything contained in this Agreement to the contrary, if any payment or benefit the Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”, “Payments” in the aggregate) would, as determined by tax counsel to the Company reasonably acceptable to the Executive (“Tax Counsel”), (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section 6(b), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be adjusted to equal the Reduced Amount. The “Reduced Amount” will be either (1) the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the Excise Tax or (2) the entire amount of the Payments, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of the Payments. If a reduction in Payments is to be made so that the Payments equal the Reduced Amount, the Payments will be paid only to the extent permitted under the Reduced Amount alternative, and the Executive will have no rights to any additional payments and/or benefits constituting the Payments. In no event will the Company or any stockholder be liable to the Executive for any amounts not paid as a result of the operation of this Section 6(b). No portion of any Payment shall be taken into account which in the opinion of Tax Counsel does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2), including by reason of Code Section 280G(b)(4)(A) (regarding reasonable compensation for services rendered after a change in control).

        (ii)    The Company shall reduce or eliminate the Payments by (i) first reducing or eliminating those payments or benefits which are payable in cash and (ii) then reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time from the Change in Control. Any reduction made pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation. In applying these principles, any reduction or elimination of the Payments shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

    (c)    Subject to the last paragraph of Section 6(a), the lump sum payments provided for in Section 6(a) or 9(a) (as adjusted by Section 6(b)(i)) hereof shall be made on the first payroll period of the Company occurring on or after the date a Release (as defined below) is effective and becomes irrevocable, but in all instances within thirty (30) days following the Date of Termination (the “Release Consideration Period”), with the payment date determined by the Company in its sole discretion. Notwithstanding any other provision in this Agreement, if the Release Consideration Period begins and ends in separate calendar years, then the payments provided for in Section 6(a) or Section 9(a) (as adjusted by Section 6(b)(i)) shall be made in the later calendar year in all instances.

    (d)    The Company shall engage the accounting firm engaged by the Company for general audit purposes, or a law firm regularly providing legal services to the Company, as of the date immediately prior to the effective date of the Change in Control, to perform any calculation necessary to determine the Reduced Payments, if any, payable pursuant to Section 6(b). If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group that will control the Company following the Change in Control, the Company may appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith determinations of the accounting firm or law firm made hereunder shall be final, binding and conclusive upon the Company and Executive, subject to any governmental proceedings challenging such determinations.

(e)    The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments. The Company shall pay to the Executive all legal fees and expenses incurred by the Executive (i) in obtaining or enforcing any benefit or right provided by this Agreement or (ii) in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such amounts shall be paid in accordance with Section 409A of the Code, including Sections 1.409A-1(b)(11), 1.409A-3(g) and 1.409A-3(i)(1)(v) of the Treasury Regulations. Such

payments shall be made within five (5) business days after the later of (y) delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require delivered within 20 days of a final, non-appealable judgment from a court of competent jurisdiction or the binding conclusion of an audit, investigation or proceeding by the IRS or applicable agency and (z) a final, non-appealable judgment from a court of competent jurisdiction or the binding conclusion of an audit, investigation or proceeding by the IRS or applicable agency.

    (f)    All reimbursements and in-kind benefits described in this Agreement shall be made in accordance with Treasury Reg. § 1.409A-3(i)(1)(iv) to the extent applicable, including the amount of expenses eligible for reimbursement, and the in-kind benefits provided, during any year pursuant to this Agreement shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other year, the reimbursement is made on or before the last day of the calendar year following the calendar year the expense was incurred, and the right to reimbursement or in kind benefit is not subject to liquidation or exchange for another benefit.

    (g)    For the avoidance of doubt, the parties acknowledge that the amount of any payments under Section 6(a)(ii) of this Agreement shall be taxable to the Executive and included in the Executive’s gross income, and that none of the amounts payable hereunder are intended to reimburse Executive for any income taxes payable with respect to such income.

    (h)    Any and all Severance Payments provided pursuant to this Section 6 or Section 9(a), as such payments may be adjusted by Section 6(b), shall only be payable if the Executive (or Executive’s beneficiary in the event of Executive’s death) timely delivers to the Company and does not revoke a general waiver and release of claims in favor of the Company and related parties in substantially in the form attached hereto as Exhibit A (the “Release”), and the revocation period related to such Release has expired. Such Release shall be executed and delivered (and the revocation period related thereto, if any, shall have lapsed without revocation having been made) within the Release Consideration Period.

7.    Termination Procedures and Compensation During Dispute.

    (a)    Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include an invitation to attend a meeting of the Board, to be held no sooner than fifteen (15) days and no later than thirty (30) days following the date of such Notice of Termination for the purpose of considering whether Cause existed for the Executive’s termination. If the Executive elects to attend the meeting, the Executive and his or her counsel shall be given the opportunity to address the Board. At the conclusion of the meeting, the Board shall vote whether the Executive was guilty of conduct giving rise to Cause hereunder, which vote shall require not less than three-quarters (3/4) of the entire membership of the Board in order to confirm the Executive’s termination for Cause. If the Board fails to confirm the Executive’s termination for Cause, the Board may elect to reinstate the Executive or treat the termination as a termination without Cause for purposes of this Agreement. The Company shall have no liability to the Executive with respect to any benefit other than cash compensation that is denied the Executive during the period between the delivery of a Notice of Termination for Cause and the Board’s subsequent failure to confirm that Cause existed. Notice of Termination due to a Good Reason must be provided by the Executive to the Company within ninety (90) days of the occurrence of the event which is the basis for such Good Reason.

    (b)    Date of Termination. The “Date of Termination,” with respect to any termination of the Executive's employment after a Change in Control and during the Term, shall mean the date specified in the Notice of Termination which, except in the case of a termination for Cause, shall not be less than fifteen (15) days and no more than thirty (30) days from the date such Notice of Termination is given and in the case of a “Good Reason,” shall mean the notice and cure period requirements contained in Sections 7(a) and 16(m) herein. Notwithstanding the foregoing, the Company shall have the right to restrict the Executive’s access to Company facilities and properties, and to terminate the Executive’s authority to act on behalf of the Company, in such manner as the Company, in its sole discretion, shall deem appropriate during the period between the delivery of such a Notice of Termination and the Date of Termination. The Date of Termination with respect to a termination for Cause shall be the date the Notice of Termination is delivered to the Executive or such later date as the Company shall expressly provide; provided, however, that if a Notice of Termination for Cause is delivered to the Executive and the Board subsequently determines pursuant to Section 7(a) hereof that Cause did not exist but does not reinstate the Executive, the Date of Termination shall be deemed to be the date of such Board determination.

8.    No Mitigation. The Company agrees that, if the Executive's employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise except as set forth in Section 6 (and as permitted by Section 409A of the Code) or as otherwise expressly provided herein.

9.    Successors; Binding Agreement.

    (a)    In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to or upon the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms (except such amount shall be paid in a lump sum as provided in Section 6(c)) as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control (a “Change in Control Payment”) except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. For purposes of a Change in Control Payment described in the previous sentence, such payment shall only occur if the succession is a “change in control” of the Company as defined in Treasury Regulation 1.409A-3(i)(5). For the avoidance of doubt, if the Executive receives a Change in Control Payment pursuant to this Section 9(a), then the Executive shall not be entitled to any Payment under Section 6(a) following his subsequent termination of employment. Notwithstanding the foregoing, if the Company successfully obtains such assumption and agreement prior to or upon the effectiveness of any such succession and the successor extends an offer of employment to the Executive, any termination of the Executive’s employment with the Company incident to such succession shall be ignored for purposes of this Agreement; provided that nothing contained in this Section 9(a) shall limit the Executive’s right to terminate employment with the successor for Good Reason if the succession constitutes a Change in Control and the successor takes any action subsequent to such succession that would constitute Good Reason hereunder.

    (b)    This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

10.    Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive's signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

        To the Company:

        Tractor Supply Company
         5401 Virginia Way
        Brentwood, TN 37027
        Attention: Corporate Secretary

11.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be designated by the Board and complies with Section 409A of the Code. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 4, 6 and 7 hereof) shall survive such expiration.

12.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.    Settlement of Disputes. Except as otherwise provided by law, this Agreement or the specific terms of any employee benefit plan of the Company, all claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. The Executive shall provide the Board with all materials and information reasonably requested by the Board in connection with its review of any such claim. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing within 90 days of its receipt of the claim and shall set forth the specific reasons for the denial, the specific provisions of this Agreement relied upon, a description of any additional material or information necessary to perfect the claim, and a statement of the Executive’s right to file an action under ERISA. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied. In pursuing his or her appeal, the Executive shall be permitted to submit written comments, documents, records or other relevant information relating to his or her claim. In addition, the Executive will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The Company’s review will take into account all information submitted by the Executive regarding the claim, regardless of whether or not such information was submitted or considered in the initial determination. The Company will render its decision on such review within a reasonable period of time, but not later than 60 days from the Company’s receipt of the Executive’s written appeal. If the appeal is denied in whole or in part, the Executive will receive a written notification of the denial which will include (i) the specific reasons for the denial, (ii) reference to the specific provisions of the Agreement upon which the denial was based and (iii) a statement of the Executive’s right to bring an action under ERISA. The resolution of any disputes shall be made strictly in accordance with Section 409A and the Treasury Regulations issued thereunder, to the extent applicable.

15.    Compliance with Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A of the Code, the Company may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code.

16.    Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

        (a)    “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

        (b)    “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

        (c)    “Board” shall mean the Board of Directors of the Company.

        (d)    “Cause” for termination by the Company of the Executive's employment shall mean (i) Executive’s failure or refusal to carry out the lawful directions of the Company, which are reasonably consistent with the responsibilities of the Executive’s position; (ii) a material act of dishonesty or disloyalty by Executive related to the business of the Company; (iii) Executive’s conviction of a felony, a lesser crime against the Company, or any crime involving dishonest conduct; (iv) Executive’s habitual or repeated misuse or habitual or repeated performance of the Executive’s duties under the influence of alcohol or controlled substances; (v) any incident materially compromising the Executive’s reputation or ability to represent the Company with the public or any act or omission by the Executive that substantially impairs the Company’s business, good will or reputation; or (vi) Executive’s breach of the noncompetition or confidentiality provisions of Section 4(b).

        (e)    “Change in Control” shall be deemed to have occurred if:

(i)    Any one person or more than one person acting as a group (as defined in Section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons), ownership of the securities of the Company representing more than 35% of the total voting power of the Company’s then outstanding securities; provided, however, that no Change of Control shall be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(ii)    During any twelve (12) month period during the Term, the majority of the individuals who at the beginning of such twelve (12) month period constitute the Board and any new director whose election to the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new director being referred to as the “Incumbent Board”) are replaced; provided, however, that to the extent consistent with Section 409A of the Code, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii)    Consummation of a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the

Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the outstanding voting securities of the Company; or

(iv)    A sale or other disposition of all or substantially all of the assets of the Company (other than in a transaction in which all or substantially all of the individuals and entities who were the Beneficial Owners of outstanding voting securities of the Company immediately prior to such sale or other disposition beneficially own, directly or indirectly, substantially all of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the acquirer of such assets (either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such sale or other disposition), or the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

    For the avoidance of doubt, the definition of a Change in Control in this Section 16(e) is intended to comply with and shall be interpreted in accordance with Section 1.409A-3(i)(5) of the Treasury Regulations with respect to payments that constitute a “deferral of compensation” within the meaning of Section 409A of the Code and any inconsistencies between such section and this definition (except for the selection of a higher percentage or more stringent ownership requirement contained in this Section 16(e)) shall be reformed to the definition of an applicable “change in the ownership,” change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, as such terms are defined in Section 1.409A-3(i)(5) if the Treasury Regulations. As a result, a Change in Control shall only be deemed to occur if such event meets the requirements of Section 1.409A-3(i)(5) of the Treasury Regulations, as such definition may be permissibly limited by this Section 16(e).

        (f)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

        (g)    “Company” shall mean Tractor Supply Company and, except in determining whether or not any Change in Control of the Company has occurred, shall include any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

        (h)    “Date of Termination” shall have the meaning set forth in Section 7(b) and Section 9 hereof.

        (i)    “Disability” shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

        (j)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

        (k)    “Excise Tax” shall mean any excise tax imposed under Section 4999 of the Code.

        (l)    “Executive” shall mean the individual named in the preamble to this Agreement.

        (m)    “Good Reason” for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) after any Change in Control, of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described below, such act or failure to act is corrected within the later of 30 days of the Company’s receipt of notice of Good Reason from the Executive or prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

            (i)    the assignment to the Executive of any duties materially inconsistent with the Executive's status as a senior executive officer of the Company or a material adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control;

            (ii)    a material reduction by the Company in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

            (iii)    the relocation of the Executive's principal place of employment to a location more than 50 miles from the Executive's principal place of employment immediately prior to the Change in Control or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

            (iv)    the failure by the Company to pay to the Executive any material portion of the Executive's current compensation, or to pay to the Executive any material portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

            (v)    the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the Change in Control; or

            (vi)    the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control (except for across the board changes similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled in accordance with the Company's normal vacation policy in effect at the time of the Change in Control.

    The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

        (n)    “Notice of Termination” shall have the meaning set forth in Section 7(a) hereof.

        (o)    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

        (p)    “Retirement” shall be deemed the reason for the termination by the Executive of the Executive's employment if such employment is terminated in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.

        (q)    “Severance Payments” shall have the meaning set forth in Section 6(a) hereof.

        (r)    “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

    IT WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                By: __________________________
        Name:
        Title:

        EXECUTIVE

        ____________________________
        Name:

        Address:

    ________________________________________

        (Please print carefully)

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE

    This Separation Agreement and General Release (the “Agreement”) is hereby entered into by and between __________ (“Executive”) and Tractor Supply Company (the “Company”).1

    WHEREAS, Executive and the Company have entered into a Change in Control Agreement effective [DATE] (“COC Agreement”) outlining the terms and conditions of Executive’s employment in the event of a Change in Control, including certain Severance Payments, as defined in the Agreement;

WHEREAS, effective __________ (the “Date of Termination”), Executive’s employment will terminate as contemplated in the COC Agreement and Executive will be separated from his/her employment with the Company; and

    WHEREAS, the Company and Executive do not anticipate that there will be any disputes between them or legal claims arising out of Executive’s separation from employment with the Company but, nevertheless, desire to ensure a completely amicable parting and to settle fully and finally any and all differences or claims that might arise out of Executive’s employment.

    NOW, THEREFORE, in consideration of the promises and benefits set forth herein, the parties hereto agree as follows:
1.    Severance Payments. In exchange for the general release of claims and other good and valuable consideration in this Agreement, and as outlined in the COC Agreement, the Company agrees to pay and provide to Executive the following payments collectively referred to as the “Severance Payments” on the first payroll period after the expiration of the seven (7) day revocation period (or such later date as described in Section 13 herein):

(a)    In accordance with Section 6(a)(i) of the COC Agreement, a lump sum cash payment of ____, less normal
1 Form for employees over 40. Appropriate changes to be made for employees 40 and younger.

withholdings for federal and state income and payroll taxes, which represents ___2;

(b)    In accordance with Section 6(a)(ii) of the COC Agreement, a lump sum cash payment of ____, less normal withholdings for federal and state income and payroll taxes, which constitutes the estimated cost of procuring for Executive and his dependents life, disability, accident and health insurance benefits for a period of two (2) years following the Date of Termination;

(c)    In accordance with Section 6(a)(iii) of the COC Agreement, effective as of the Date of Termination, Executive shall be fully vested in the following outstanding options to acquire stock of the Company, the following outstanding restricted shares of stock, and/or equity-based awards [identify as applicable]3, which, shall be immediately exercisable and shall remain exercisable until the earlier of (1) the second anniversary of the date of Termination, or (2) the otherwise applicable expiration dates of the terms of such options; [or in the alternative, the following language should be included: In accordance with Section 6(a)(iv) of the COC Agreement, a lump sum cash payment of ___, which constitutes (x) the fair market value of Executive’s outstanding options on the Date of Termination over the aggregate exercise price provided for in such stock options and (y) the fair market value of Executive’s shares of restricted stock or other equity-based awards ];

(d)    In accordance with Section 6(a)(v) of the COC Agreement, a lump sum cash payment of ____, less normal withholdings for federal and state income and payroll taxes, which is equal
2 Insert applicable terms based on conditions at Date of Termination [1.5 times the sum of (x) the Executive’s base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstances constituting Good Reason, and (y) the average of Executive’s annual bonus(es) or award(s) for the three (3) fiscal years (or such shorter number of full fiscal years during which Executive was employed by the Company or its successor) pursuant to any cash bonus plan maintained by the Company in respect of the fiscal years preceding the Date of Termination or, if higher, in respect of the fiscal years preceding the Change in Control (or if Executive shall not have been employed for a full fiscal year as of the Date of Termination, the amount of the applicable annual bonus in effect for the Executive as of the Date of Termination, or if greater, the date of the Change in Control, that would have been earned if results for that portion of the fiscal year in which the Date of Termination or Change in Control, as applicable, occurs were annualized).]
3 [outstanding options to acquire stock of the Company (or the options of any parent, surviving, or acquiring company then held by the Executive) and all then outstanding restricted shares of stock of the Company and other equity-based awards (including restricted stock units of the Company, and except as otherwise provided in the applicable award agreement, any awards subject to performance-vesting conditions shall be settled assuming the “target” level of performance shall have been achieved) (or, in each case, such parent, surviving or acquiring company) held by Executive,]

to the pro-rated average of the Executive’s actual annual bonus(es) or award(s) pursuant to the [insert cash bonus plan]; and

(e)    In accordance with Section 6(a)(vi), a lump sum cash payment of ____ for Executive’s outplacement services.

Executive acknowledges that the Severance Payments identified above are in addition to any compensation and benefits Executive has earned from the Company and that Executive would not be entitled to the Severance Payments but for Executive’s execution and non-revocation of this Agreement. Executive further acknowledges that the Severance Payments identified above are consistent with and fully satisfy the terms of Section 6 of the COC Agreement and Section 409A of the Code to the extent applicable. For the avoidance of doubt the relevant Section 409A provisions of the COC Agreement are hereby incorporated by reference, and this Agreement shall be administered in accordance with such provisions.
2.    General Release of Claims. Executive, for himself/herself, his/her agents, attorneys, heirs, administrators, executors, assignors, assignees, and anyone acting or claiming to act on his/her or their joint or several behalf, hereby waives, releases, and forever discharges the Company, its subsidiaries, business units, affiliates, parent companies, predecessors, and successors, including but not limited to, [list if needed], and any respective officers, directors, employees, agents, and legal counsel (collectively, the “Released Parties”) from any and all claims, causes of action, demands, damages, costs, expenses, liabilities, grievances, or other losses, whether known or unknown, that in any way arise from, grow out of, or are related to or connected with his employment with the Company or the termination thereof or Executive’s service as an officer or director of the Company or its affiliates or the termination of such service, including, but not limited to, any and all matters related in any way to Executive’s employment with or resignation or separation from the Company, or the Executive’s ownership of Company stock (the “Released Claims”). In compliance with the Older Workers Benefit Protection Act, Executive acknowledges that Executive is also specifically waiving any claims under the federal Age Discrimination in Employment Act, as amended. This Agreement does not prohibit the following rights or claims: (1) claims that first arise after Executive signs the Agreement or which arise out of or in connection with the interpretation or enforcement of the Agreement itself; (2) any rights or claims, whether specified above or not, that cannot be waived as a matter of law pursuant to federal, state or local statute; (3) any rights Executive has to indemnification from the Company under the Company’s certificate of incorporation, bylaws or applicable law, in each case, as currently in effect, and as may be in effect from time to time; and (4) any rights Executive has to coverage under any director and officer liability insurance policy of the Company. If it is determined that any Released Claim covered by this Agreement cannot be waived as a matter of law, Executive expressly agrees that this Agreement will nevertheless remain valid and fully enforceable as to the remaining Released Claims.

3.    Covenant Not to Sue. Executive hereby covenants and agrees that Executive has not, and will not, file, commence or initiate any suits, grievances, demands, or causes of action against the Released Parties based upon or relating to any of the claims released and forever discharged pursuant to this Agreement. In accordance with 29 C.F.R. § 1625.23(b), this covenant not to sue is not intended to preclude Executive from bringing a lawsuit to challenge the validity of the release language contained in this Agreement. If Executive breaches this covenant not to sue, Executive hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Released Parties in defending against such claims, demands, or causes of action, together with such and further damages as may result, directly or indirectly, from that breach. Moreover, Executive agrees that he/she will not persuade or instruct any person to file a suit, claim, or complaint with any state or federal court or administrative agency against the Released Parties. The parties agree that this Agreement will not prevent Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”), or its equivalent state or local agencies, or otherwise participating in an administrative investigation. However, to the fullest extent permitted by law, Executive agrees to relinquish and forgo all legal relief, equitable relief, statutory relief, reinstatement, back pay, front pay, and any other damages, benefits, remedies, and relief to which Executive may be entitled as a result of any claim, charge, or complaint against the Released Parties and agrees to forgo and relinquish reinstatement, all back pay, front pay, and other damages, benefits, remedies, and relief that he/she could receive from claims, actions, or suits filed or charges instituted or pursued by any agency or commission based upon or arising out of the matters that are released and waived by this Agreement. The Parties intend that this paragraph and the release of claims herein be construed as broadly as lawfully possible.

    4.    Disclosures. Executive acknowledges and warrants that Executive is not aware of, or that Executive has fully disclosed to the Company in writing, any matters for which Executive was responsible or which came to Executive’s attention as an employee of the Company that might give rise to, evidence, or support any claim of regulatory violation, illegal conduct, unlawful discrimination, or other cause of action against the Company or any of the Released Parties.

    5.    No Admission of Wrongdoing or Liability. Nothing contained in this Agreement constitutes, may be construed as, or is intended to be an admission or an acknowledgment by the Released Parties of any wrongdoing or liability, all such wrongdoing and liability being expressly denied.
    6.    Confidentiality. Executive agrees to maintain absolute confidentiality and secrecy concerning the terms of this Agreement, including any Exhibits and Attachments, and will not reveal or disseminate by publication in any manner whatsoever this document or any matters pertaining to it to any other person, including but not limited to any past or present employee, officer, or director of the Company or any media representative, except as required by legal process. This confidentiality provision does not apply to communications necessary between Executive’s immediate family members, legal and financial planners, or tax preparers who are also bound to uphold the confidentiality of this Agreement.

    7.    Cooperation. Executive agrees that he will reasonably cooperate with the Company, its subsidiaries and affiliates, at any level, and any of their officers, directors, shareholders, or employees at such times, manner and places as reasonably and mutually acceptable (except that Executive agrees to appear at such times, manner and places as may be directed by a court or pursuant to a court order): (a) concerning requests for information about the business of the Company or its subsidiaries or affiliates or Executive’s involvement and participation therein; (b) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company; and (c) in connection with any formal or informal legal matters in which Executive is named as a party or of which Executive has specific and relevant knowledge or documents, including (without limitation) any matters in which Executive is currently involved. Executive understands that he will receive no additional compensation in connection with his preparation for, reasonable assistance with or participation in any legally required process after the Effective Date (including, without limitation, responding to any discovery request, deposition notice or subpoena for testimony). In all cases, however, Executive will be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which Executive may incur at the specific request of the Company incurred in connection with his assistance and as approved by the Company in advance and in accordance with its policies and procedures established from time to time. Executive understands and agrees that Executive’s cooperation may include, but not be limited to, making himself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents (other than such documents with respect to which Executive is the beneficiary of the attorney-client privilege) which are or may come into Executive’s possession all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments.

If Executive is contacted by any party, potential party, attorney or other individual or entity in regard to any dispute, potential dispute, litigation or potential litigation matter relating to or involving the Company, its subsidiaries and affiliates, or any of their officers, directors, shareholders, or employees, Executive will first contact the Company before communicating with such person or persons, and will allow legal counsel of the Company’s choosing to participate in any such communication. If Executive receives notice that he is required to provide testimony or information in any context about the Company, any of its customers, or his employment with the Company to any third party, Executive agrees to promptly inform [                ](or [his/her]

designee/successor) in writing, and to reasonably cooperate with the Company and its attorneys in responding to (if necessary) such legal process.

Nothing in this Section 7 prohibits or restricts Executive at any time from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal or state law relating to fraud, or any rule or regulation of the Securities and Exchange Commission.

    8.    Company Property. All records, files, lists, including computer generated lists, data, drawings, documents, equipment, and similar items relating to the Company’s business that Executive generated or received from the Company remain the Company’s sole and exclusive property. Executive agrees to promptly return to the Company all property of the Company in Executive’s possession.

9.     Section intentionally left blank

10.    Non-Disclosure. Executive acknowledges that from time to time Executive had access to trade secrets, confidential information, data, and other proprietary information of the Company whether or not developed, discovered, or conceived by Executive (collectively, the “Confidential Information”). By way of illustration, but not limitation, Confidential Information includes: all customer lists, prospective customer lists, databases, processes, computer programs, business data, marketing and business plans, budgets, unpublished financial statements, licenses, information relating to the Company’s business contracts, marketing strategies, and other secret or confidential matter relating or pertaining to the business and services of the Company, whether verbal, written, or electronic. Executive agrees that Executive will hold the Company’s Confidential Information in the strictest confidence, will not disclose such information to any person, firm, corporation, or other entity, and will not use such information for any purpose not expressly authorized by the Company.

11.    Breach of Agreement. If either party brings a claim for breach of the terms of this Agreement, the prevailing party will be entitled to its reasonable attorneys’ fees and expenses incurred in prosecuting or defending such an action. This Agreement will be governed by the laws of the State of Tennessee. The parties agree that venue and jurisdiction for any legal action arising out of or in connection with this Agreement will be exclusively with courts of the state of Tennessee and the United States District Courts for the State of Tennessee.

    12.    Binding Effect. This Agreement will be binding upon and inure to the benefit of Executive and the Company, and their officers, directors, employees, agents, legal counsel, heirs, successors, and assigns.

    13.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which, taken together, constitute one and the same agreement.

    14.    Warranties and Representations. Executive hereby warrants and represents that:

A.    Executive has carefully read and fully understands the comprehensive terms and conditions of this Agreement and the release set forth therein;

B.    Executive is executing this Agreement knowingly and voluntarily, without any duress, coercion, or undue influence by the Company, its representatives, or any other person;

C.    Executive has had ample opportunity to consult with legal counsel of his/her own choice before executing this Agreement;

D.    Executive has pending no claim, complaint, grievance or any document with any federal or state agency or any court seeking money damages or relief against the Released Parties.

E.    The Severance Payments recited above constitute good and valuable consideration for this release;

F.    Executive is fully satisfied with the terms and conditions of this Agreement including, without limitation, the consideration paid to Executive by the Company;

G.    Executive is not waiving rights or claims that may arise after the date this Agreement is executed;

H.    Except as specifically provided herein, Executive has been paid all compensation owed to Executive by the Company;

I.     Executive has had the right to consider the terms of this Agreement for a full 21 days and Executive hereby waives any and all rights to any further review period; and

J.    Executive has the right to revoke this Agreement within seven (7) calendar days after signing it (the “Revocation Period”) by providing prior to the expiration of the Revocation Period, written notice of revocation by hand delivery or facsimile transmission, to [name, title, address, email]. If Executive revokes this Agreement during the Revocation Period, the Company’s obligations and Executive’s obligations shall become null and void in their entirety.

    15.    Entire Agreement; Severability of Terms. This Agreement, together with the COC Agreement, the terms of which are incorporated herein by reference, contain the complete, entire understanding of the parties hereto concerning the subject matter hereof. In executing this Agreement, neither party relies on any term, condition, promise, or representation other than those expressed herein. This Agreement supersedes all prior and contemporaneous oral and written agreements, with the exception of the COC Agreement, and discussions with respect to the subject matter hereof. This Agreement may be amended or modified only by written agreement signed by both parties hereto. If any provision of this Agreement is determined to be invalid or otherwise unenforceable, then that invalidity or unenforceability will not affect any other provision of this Agreement, which will continue and remain in full force and effect.

    16.    Compliance with the Older Workers Benefit Protection Act. Executive warrants and represents that Executive has been given 21 days to review this Agreement with legal counsel and that Executive has had fair and full opportunity to consider the terms contained in these documents. Executive understands that Executive may revoke this Agreement within seven days after signing. Executive has the right to sign this Agreement before the expiration of the 21-day consideration period, and if he/she chooses to do so, understands he/she is waiving his/her right to the full 21-day consideration period. Executive acknowledges that if the release consideration period and revocation period begin an end in separate taxable years, the Severance Payments provided in Section 1 above shall be made in the subsequent year in all instances regardless of the date the release is returned, as provided in Section 6(c) of the COC Agreement.

Dated: ________________, _____.        __________________________________
                        [Executive name]

Dated: ________________, _____.        [Company name]

                        By:________________________________

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